UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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☐  Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

March 12, 2012

Dear MoneyGram Stockholder:

You are invited to attend our 2012 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Central Time on Tuesday, April 17, 2012 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. I encourage you to read the Annual Report on Form 10-K for information about the company’s performance in 2011.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley

Chairman and Chief Executive Officer

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 12, 2012

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:30 a.m. Central Time on Tuesday, April 17, 2012 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas for the following purposes:

1.	To elect ten directors to serve one-year terms;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and

3.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 5, 2012, referred to herein as the record date, are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Timothy C. Everett

Executive Vice President, General Counsel and

Corporate Secretary

i

ii

MONEYGRAM INTERNATIONAL, INC.

PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Tuesday, April 17, 2012, beginning at 8:30 a.m., Central Time, in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about March 12, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 17, 2012

The Notice of Annual Meeting, proxy statement and 2011 Annual Report on Form 10-K are available at www.moneygram.com.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock, a common stock equivalent.

Stockholders of record of MoneyGram common stock at the close of business on March 5, 2012, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 57,836,029 shares of common stock and 109,239.466 shares of D Stock were outstanding. As of the record date, the 109,239.466 shares of D Stock are convertible into 13,654,930 shares of common stock upon transfer to any holder other than The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group.

Affiliates of Thomas H. Lee Partners, L.P., or THL, own approximately 63 percent of our common stock. The Goldman Sachs Group stockholders holding D Stock would own approximately 19 percent of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 51 percent of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

—	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

—	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

—	vote again by telephone or on the Internet prior to the meeting; or

—

attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The cost of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees and (ii) “FOR” the ratification of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2012. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the then outstanding common stock, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 63 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2012 (Proposal 2).    The affirmative vote of a majority of the voting power of the then outstanding common stock voted with respect to this proposal is required for the approval of this proposal. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 63 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2012 at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 2 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposal 1 and will have no effect on the outcome of that proposal.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

—

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

—

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

—

Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction, referred to herein as the 2008 Recapitalization, pursuant to the terms of an amended and restated purchase agreement, or the Purchase Agreement, dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co., referred to herein as Goldman Sachs, and, together with THL, the Investors. Pursuant to the Purchase Agreement, we, among other things, sold 495,000 shares of Series B Participating Convertible Preferred Stock, or B Stock, to THL and 265,000 shares of Series B-1 Participating Convertible Preferred Stock, or B-1 Stock, to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the B Stock and B-1 Stock, referred to together herein as the Series B Stock, through the issuance of 7,500 shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

2011 Recapitalization/Offering

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,503 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. Such transactions are referred to collectively herein as the 2011 Recapitalization. On May 18, 2011, the Company and the Investors completed the 2011 Recapitalization following approval thereof at a special meeting of shareholders.

On November 23, 2011, MoneyGram closed an underwritten secondary public offering of an aggregate of 9,250,000 shares of its common stock held by the Investors. On December 22, 2011, pursuant to the underwriter’s over-allotment option, the Investors sold an additional 987,524 shares of our common stock. After the offering and the exercise of the over-allotment option, THL beneficially owned 36,332,270 shares of our common stock and Goldman Sachs beneficially owned 109,239 shares of D Stock, which are convertible into 13,654,930 shares of common stock.

Reverse Stock Split

On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding common stock and a corresponding decrease in its authorized shares of common stock to a total of 162.5 million shares. All share numbers in this proxy statement reflect the reverse stock split.

Board Representation

Pursuant to the Purchase Agreement, the Investors have been provided with certain rights with respect to representation on the Board and committees of the Board, referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership. Therefore, each director designated by THL has multiple votes and each other director has one vote. THL has designated Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. The Purchase Agreement, together with the Second Amended Note Purchase Agreement, also provides for the general attendance by two representatives of Goldman Sachs to observe at Board meetings. However, Goldman Sachs has advised the Company that only one representative will attend any such meeting.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation provides that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the then outstanding common stock voted with respect to the director. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs during the year, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified. The Board of Directors has authorized an increase in the authorized number of directors on the Board from nine to ten, and in connection therewith has nominated Ambassador Antonio O. Garza as a director nominee for election at the 2012 annual meeting of stockholders.

The Board of Directors is currently comprised of nine members: four Independent Directors (as defined below), four Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ann Mather and W. Bruce Turner currently serve as Independent Directors on the Board. An “Independent Director” means a director or director nominee who satisfies all standards for independence under the New York Stock Exchange, Inc., or NYSE, listing standards and any other applicable laws. Messrs. Hagerty, Jaeckel, Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley, the Company’s CEO, serves as our Chairman of the Board. Each of the Company’s current directors is seeking reelection at the 2012 annual meeting of stockholders. Information about the nominees is set forth in “Part Three — Proposals to be Voted on at the 2012 Annual Meeting — Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of Independent Directors or our Human Resources and Nominating Committee to be comprised entirely of Independent Directors. The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of Independent Directors. As required by the NYSE listing standards, our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the NYSE listing standards and the applicable Securities and Exchange Commission, or SEC, regulations: Ms. Mather, Messrs. Clark, Dahir and Turner and Amb. Garza.

Board Meetings

The Board held 11 meetings during 2011. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2011 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its members to preside over each executive session of non-management directors. In 2011, the Board held three executive sessions of the non-management directors, which included all directors except Ms. Patsley.

Meetings of and Voting by Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, the Board schedules an executive session of the Independent Directors at least annually. In 2011, the Board held three executive sessions of the Independent Directors. In addition, our Independent Directors met several times in 2011 in connection with their service on a special committee that was established in connection with the Company’s consideration of the 2011 Recapitalization.

During 2011, in accordance with the Certificates of Designations, Preferences and Rights of the B Stock and the B-1 Stock formerly held by the Investors, the Independent Directors determined quarterly whether dividends on the B Stock and B-1 Stock should be paid in cash or accrued by the Company. After the 2011 Recapitalization was completed and the shares of B Stock and B-1 Stock were converted into common stock, this determination was no longer required.

Board Leadership Structure

The Company does not have a lead independent director. The Board does, however, choose one non-management director to preside over each executive session of non-management directors. The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. In September 2009, the Board appointed Ms. Patsley to serve as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board, thereby promoting a unified approach to the development and execution of the Company’s strategy.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

In addition to regularly scheduled Board meetings, the entire Board of Directors meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks including legal, regulatory compliance, fraud, information technology and security meet directly with the full Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, and legal settlements, evaluates potential acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the full Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain risk to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews internal audit’s process for assessing risk and the results of such risk assessment and also regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Audit Committee” in this proxy statement.

The Company believes that its current leadership structure, which combines the role of Chairman and CEO, as discussed above, promotes effective oversight of the Company’s risk management by providing united leadership through a single person, while allowing all directors to be actively involved in the risk oversight function and fully engaged in discussions with management and Board deliberations and decisions.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the NYSE listing standards, MoneyGram is not required to maintain independent compensation and nominating committees.

Audit Committee

The Audit Committee currently consists of Ms. Mather (Chair) and Messrs. Dahir and Turner.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on the Audit Committee is limited to Independent Directors, and the Board has determined that each member of the Audit Committee is an Independent Director. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Ms. Mather and Mr. Dahir qualify as “audit committee financial experts” under the rules of the SEC. Since April 2011, Ms. Mather has served on the audit committee of three other publicly traded companies. The Company’s Board determined that such simultaneous service did not impair the ability of Ms. Mather to effectively serve on the Company’s Audit Committee. No other member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2011.

The Audit Committee held 11 meetings in 2011. The Board has adopted a separate written charter for the Audit Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the full Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, usually in conjunction with regular meetings of the Board. It also meets to review quarterly earnings and related press releases and to review management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee currently consists of Messrs. Lawry (Chair), Clark and Jaeckel. If Amb. Garza is elected as a director at the 2012 annual meeting of stockholders, the Board is expected to appoint Amb. Garza to serve on the Human Resources and Nominating Committee along with its current members. The Board is also expected to appoint Mr. Clark as the Chair of the Human Resources and Nominating Committee.

The Human Resources and Nominating Committee held 10 meetings in 2011. The Board has adopted a separate written charter for the Human Resources and Nominating Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Human Resources and Nominating Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Human Resources and Nominating Committee reports regularly to the full Board and annually evaluates its own performance. It meets periodically during the year, usually in conjunction with regular meetings of the Board. The Human Resources and Nominating Committee oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The Human Resources and Nominating Committee determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The Human Resources and Nominating Committee also approves the grant of equity compensation to executive officers of the Company, and has delegated the authority to the CEO for the recruitment and promotional grants of equity compensation to non-executive officers. During 2011, the Human Resources and Nominating Committee utilized the services of Aon Hewitt Consulting, or Hewitt, as its compensation consultant, and, effective January 1, 2012, appointed Lyons, Benenson & Company Inc., or Lyons, Benenson, to become the Human Resources and Nominating Committee’s compensation consultant. In 2011, Hewitt assisted the Human Resources and Nominating Committee with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Authority Over and Responsibility for Executive Compensation — Role of Compensation Consultant” in this proxy statement.

The Human Resources and Nominating Committee is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Human Resources and Nominating Committee is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The Human Resources and Nominating Committee may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the Human Resources and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Human Resources and Nominating Committee is a current or former officer or employee of the Company. During the year ended December 31, 2011, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on our Human Resources and Nominating Committee.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by sending a writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services or consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the Human Resources and Nominating Committee seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the NYSE listing standards and applicable SEC regulations.

In general, candidates for membership as Independent Directors are evaluated, regardless of the source of the nomination, by the Human Resources and Nominating Committee for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines. However, so long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2013 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2013 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, and fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee comprised of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.    In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the then outstanding voting stock, voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected.

If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Human Resources and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Human Resources and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at this annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSALS TO BE VOTED ON AT THE 2012 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2013 annual meeting of stockholders: Mmes. Patsley and Mather, Messrs. Clark, Dahir, Hagerty, Jaeckel, Lawry, Rao and Turner and Amb. Garza. With the exception of Amb. Garza, each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Human Resources and Nominating Committee considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Human Resources and Nominating Committee to determine that they should serve as directors of the Company.

J. Coley Clark, 66, Director since 2010

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on in the past five years:    i2 Technologies, Inc. (2008-2010); Carreker Corporation (now part of Fiserv, Inc.) (2004-2007).

Other Director Criteria:    Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as Chairman of the Board and Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 66, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:    Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa U.S.A., Inc. (now Visa, Inc.). Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Antonio O. Garza, 52, Director Nominee

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2010. Amb. Garza has served as chairman of Vianovo Ventures, the cross-border business unit of a management consulting firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Mr. Garza is a past partner at Bracewell & Patterson (now Bracewell & Giuliani) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Basic Energy Services, Inc., a well site service company to oil and gas companies, and Kansas City Southern, a railroad. Amb. Garza serves on the Board of Trustees of Southern Methodist University, the Development Board of the University of Texas at Austin, and is on the Dean’s Advisory Committee at the Harvard School of Public Health.

Other Director Criteria:    Amb. Garza brings to the Board an extensive governance background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Thomas M. Hagerty, 49, Director since 2008

Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. and has been with that firm since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; Ceridian Corporation, a processing services company and First BanCorp., a community banking services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division.

Other Director Criteria:    Mr. Hagerty is one of the Board Representatives designated by THL, as discussed above in “Part Two – Board of Directors and Governance.” Mr. Hagerty brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL. In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that he shares with the Board.

Scott L. Jaeckel, 41, Director since 2008

Mr. Jaeckel is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Jaeckel worked at THL from 1994 to 1996 and rejoined the firm in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co., Incorporated, a global financial services company, in the Corporate Finance Department. He currently serves as a director of Ceridian Corporation, a processing services company and Sterling Financial Corp., a bank holding company.

Other public company boards served on in the past five years:    Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Jaeckel is one of the Board Representatives designated by THL, as discussed above in “Part Two – Board of Directors and Governance.” Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues.

Seth W. Lawry, 47, Director since 2008

Mr. Lawry is a Managing Director of Thomas H. Lee Partners, L.P. and has been with that firm from 1989 to 1990 and rejoined the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and is a director of various private and non-profit institutions.

Other public company boards served on in the past five years:    ProSiebenSat.1 Media AG (German Exchange) (2003-2007) and Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Ann Mather, 51, Director since 2010

From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar Animation Studios, Inc., a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather currently serves as a director of Google Inc., an Internet search technologies company, Glu Mobile Inc., a publisher of mobile games, Solazyme, Inc., a renewable oil production company, and Netflix, Inc., an Internet subscription service for TV shows and movies.

Other public company boards served on in the past five years:    Central European Media Enterprises Ltd. (2004-2009).

Director Criteria:    Ms. Mather brings a wealth of financial experience to the Board that she gained from the numerous executive positions she has held throughout the years, including serving as Chief Financial Officer of Pixar Animation Studios. In addition to her financial expertise, Ms. Mather has experience with administration, business affairs, investor relations and human resources issues. Ms. Mather’s service on various public company boards and committees, including her current service on the board of Google Inc., has provided her with an understanding of the business and strategic issues facing a global company like MoneyGram.

Pamela H. Patsley, 55, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Company. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, and from May 2002 to October 2007 Ms. Patsley served as President of First Data International. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of

Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on in the past five years:    Molson Coors Brewing Company and its predecessor, Coors Brewing Company (1996-2009).

Director Criteria:    Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 35, Director since 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department. Mr. Rao currently serves as a director of Ceridian Corporation, a processing services company.

Director Criteria:    Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

W. Bruce Turner, 52, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001 he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Other public company boards served on in the past five years:    Lottomatica S.p.A. (2006-2011).

Director Criteria:    Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and Chief Executive Officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Director Compensation

Each non-employee director receives compensation for service on the Board and its committees. Directors who are also officers or employees of MoneyGram (only Ms. Patsley) do not receive any special or additional remuneration for service on the Board or any of its committees. MoneyGram’s philosophy is to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors.

Annual Retainers and Meeting Fees

During 2011, non-employee directors received an annual cash retainer of $75,000 and an equity award of restricted stock units worth $75,000. The Chair of the Human Resources and Nominating

Committee received an additional annual retainer of $7,500. The Chair of the Audit Committee received an additional annual retainer of $15,000. The retainers were paid quarterly, in arrears. MoneyGram reimburses directors for all travel and other expenses incurred in connection with attending Board and committee meetings. Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao, as well as reimbursements for Board-related expenses, are paid directly to THL Managers VI, LLC. In addition, each of Ms. Mather and Messrs. Clark, Dahir and Turner received $10,000 in 2011 for their service on the special committee that was established in connection with the Company’s consideration of the 2011 Recapitalization. Effective January 1, 2012, non-employee directors receive an annual cash retainer of $90,000, and, effective at the 2012 annual stockholder meeting, non-employee directors will receive an equity award of restricted stock units valued at $90,000. Retainers for the Chair of the Human Resources and Nominating Committee and the Chair of the Audit Committee remain unchanged in 2012.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
J. Coley Clark	85,000	75,017	160,017
Victor W. Dahir	85,000	75,017	160,017
Thomas M. Hagerty	75,000	75,017	150,017
Scott L. Jaeckel	75,000	75,017	150,017
Seth W. Lawry	82,500	75,017	157,517
Ann Mather	100,000	75,017	175,017
Ganesh B. Rao	75,000	75,017	150,017
W. Bruce Turner	85,000	75,017	160,017

(1)	Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.

(2)	Represents an award of 2,612 restricted stock units granted on May 11, 2011 that will vest in full on May 11, 2012. This award of 2,612 restricted stock units constitutes the aggregate outstanding equity awards for each of these directors as of December 31, 2011.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 63 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2012, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to MoneyGram for fiscal years 2011 and 2010 by Deloitte are as follows (in thousands):

	2011	2010
Audit fees(1)	$1,310	$1,395
Audit-related fees(2)	$549	$432
Tax fees(3)	$11	$11
All other fees	$—	$—

Total fees	$1,870	$1,838

(1)	Audit fees for 2011 and 2010 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audits of the financial statements of our subsidiaries MoneyGram Payment Systems Worldwide, Inc. and MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2011 and 2010 include professional services rendered in connection with an audit of the internal controls relating to each of the official check processing and electronic payments businesses and the Company’s general computer controls, regulatory compliance filings in certain countries and audits of MoneyGram benefit plans.

(3)	Tax fees for 2011 and 2010 include professional international tax compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 63 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2012 at this annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2011: Ms. Mather (Chair), and Messrs. Dahir and Turner. All of the members of the Audit Committee are independent within the meaning of the NYSE listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2011 and met and held discussions with management and the independent registered public accounting firm, Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2011 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2011, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2011 Form 10-K.

Deloitte also provided to the Audit Committee its written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2011 Form 10-K filed with the SEC.

Respectfully submitted,

Ann Mather (Chair)

Victor W. Dahir

W. Bruce Turner

PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of February 28, 2012. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name and Address	Shares of Common Stock Beneficially Owned		Percent of Common Stock(1)	Shares of D Stock Beneficially Owned		Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis) (6)
Thomas H. Lee Advisors, LLC(2)	36,332,270	(3)	62.8%	—	(3)	—	50.8%
The Goldman Sachs Group, Inc.(4)	28,128	(5)	*	109,239.47	(5)	100%	19.1%

*	Less than 1 percent.

(1)	Applicable percentage ownership is based on 57,834,779 shares of common stock outstanding as of February 28, 2012 for all stockholders.

(2)	The address of Thomas H. Lee Advisors, LLC, or the THL Advisors, is 100 Federal Street, Boston, MA 02110. The address of Putnam Investments Holdings, LLC and Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109. The address of Great-West Investors L.P. is 8515 East Orchard Road, Greenwood Village, CO 80111. The address for the remaining entities set forth in footnote (3) is the same as for THL Advisors.

(3)	Certain of the information is based on information provided by the beneficial owners in Schedules 13D/A filed with the SEC on February 21, 2012. Shares of common stock are beneficially owned by the following: THL Advisors; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC, collectively referred to herein as the THL Entities.

Of these shares: THL Advisors has shared voting power over 36,332,270 shares and shared dispositive power over 36,332,270 shares; THL Equity Advisors VI, LLC has shared voting power over 36,000,489 shares and shared dispositive power over 36,000,489 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 20,009,447 shares and shared dispositive power over 20,009,447 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 13,549,334 shares and shared dispositive power over 13,549,334 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 2,366,797 shares and shared dispositive power over 2,366,797; THL Equity Fund VI Investors (MoneyGram), LLC has shared voting power over 74,911 shares and shared dispositive power over 74,911 shares; THL Coinvestment Partners, L.P. has shared voting power over 57,156 shares and shared dispositive power over 57,156 shares; THL Operating Partners, L.P. has shared voting power over 70,418 shares and shared dispositive power over 70,418 shares; Putnam Investments Holdings, LLC has shared voting power over 102,084 shares and shared dispositive power over 102,084 shares; Great-West

Investors L.P. has shared voting power over 204,207 shares and shared dispositive power over 204,207 shares; Putnam Investments Employees’ Securities Company III LLC has shared voting power over 102,084 shares and shared dispositive power over 102,084 shares.

(4)	The address of the Goldman Sachs Group is 200 West Street, New York, NY 10282-2198.

(5)	Certain of the information is based on information provided by the beneficial owners in Schedules 13D/A filed with the SEC on December 27, 2011. The Goldman Sachs Group may be deemed to beneficially own an aggregate of 13,683,058 shares of common stock, consisting of (i) 109,239.4718 shares of D Stock, which are convertible by a holder other than the reporting persons or their affiliates, that receives such shares in a “widely dispersed offering,” into 13,654,930 shares of common stock and (ii) 28,128 shares of common stock acquired by Goldman Sachs or another wholly-owned broker or dealer subsidiary of the Goldman Sachs Group in ordinary course trading activities. Shares are beneficially owned by the following: the Goldman Sachs Group; Goldman, Sachs & Co.; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C., collectively referred to herein as the Goldman Entities. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 13,683,058 shares and shared dispositive power over 13,683,058 shares; Goldman, Sachs & Co. has shared voting power over 13,307,235 shares and shared dispositive power over 13,307,235 shares; GSCP VI Advisors, L.L.C. has shared voting power over 4,958,851 shares and shared dispositive power over 4,958,851 shares; GS Capital Partners VI Fund, L.P. has shared voting power over 4,958,851 shares and shared dispositive power over 4,958,851 shares; GS Advisors VI, L.L.C. has shared voting power over 1,363,599 shares and shared dispositive power over 1,363,599 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 4,124,599 shares and shared dispositive power over 4,124,599 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 4,124,599 shares and shared dispositive power over 4,124,599 shares; Goldman, Sachs Management GP GmbH has shared voting power over 176,237 shares and shared dispositive power over 176,237 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 1,363,599 shares and shared dispositive power over 1,363,599 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 176,237 shares and shared dispositive power over 176,237 shares; GSMP V Onshore US, Ltd. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GSMP V Institutional US, Ltd. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GSMP V Offshore US, Ltd. has shared voting power over 1,531,485 shares and shared dispositive power over 1,531,485 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 1,531,485 shares and shared dispositive power over 1,531,485 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over

1,531,485 shares and shared dispositive power over 1,531,485 shares. Additionally, Goldman Sachs or another broker dealer subsidiary of the Goldman Sachs Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities.

(6)	Applicable percentage ownership is based on 71,489,709 shares of common stock outstanding, which gives effect to the 109,239.47 shares of D Stock that are immediately convertible into 13,654,930 shares of common stock by a holder other than the Goldman Sachs Group.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of February 28, 2012 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executives and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)(3)	Percent of Common Stock(4)
J. Coley Clark	3,498	*
Victor W. Dahir	3,498	*
Antonio O. Garza	—	*
Thomas M. Hagerty(5)	36,335,768	62.8%
Scott L. Jaeckel(5)	36,335,768	62.8%
Seth W. Lawry(5)	36,335,768	62.8%
Ann Mather	1,773	*
Pamela H. Patsley	620,315	1.1%
Ganesh B. Rao(5)	36,335,768	62.8%
W. Bruce Turner	9,920	*
James E. Shields	25,000	*
Daniel J. O’Malley	92,894	*
Juan C. Agualimpia	21,875	*
W. Alexander Holmes	25,212	*
All Directors and Executive Officers as a Group (18 persons total)(6)	930,477	1.6%

*	Less than 1 percent.

(1)	Includes shares underlying options exercisable within 60 days of February 28, 2012, as follows: Ms. Patsley — 595,315 shares; Mr. Shields — 25,000 shares; Mr. O’Malley — 90,416 shares; Mr. Agualimpia — 21,875 shares; and Mr. Holmes — 25,000 shares.

(2)	There are no shares of underlying restricted stock units vesting within 60 days of February 28, 2012.

(3)	Includes the following shares held in the 401(k) plan or an IRA, for which participants have shared voting power and sole investment power, as of February 28, 2012, as follows: Mr. O’Malley — 520 shares.

(4)	Applicable percentage ownership is based on 57,834,779 shares of common stock outstanding as of February 28, 2012. With regard to Messrs. Hagerty, Jaeckel, Lawry and Rao, because they are each members of THL Advisors, applicable percentage ownership is based on 36,332,270 shares of common stock owned by THL Advisors.

(5)	Because Messrs. Hagerty, Jaeckel, Lawry and Rao are each members of THL Advisors, each of them may be deemed to beneficially own the shares of common stock that may be deemed to be beneficially owned by THL Advisors. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnotes (1) through (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock that THL Advisors may be deemed to beneficially own.

(6)	Includes: 870,106 shares underlying options exercisable within 60 days of February 28, 2012; 520 shares held in the 401(k) plan or an IRA; and no shares underlying restricted stock units vesting within 60 days of February 28, 2012.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

Seth W. Lawry (Chair)

J. Coley Clark

Scott L. Jaeckel

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under “Part Four —  Other Important Information —  Executive Compensation” in this proxy statement, which describe the compensation of the Company’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), any persons serving as the Company’s principal executive officer or principal financial officer during the year and the three most highly compensated officers other than the CEO and CFO, or the Named Executives. The Named Executives for 2011 include the following executive officers of the Company:

—	Pamela H. Patsley, Chairman and CEO

—	James E. Shields, Executive Vice President and CFO

—	Daniel J. O’Malley, Executive Vice President, Americas and Emerging Markets

—	Juan Agualimpia, Executive Vice President and Chief Marketing Officer

—	W. Alexander Holmes, Senior Vice President, Investor Relations and Corporate Strategy

Executive Summary

Our executive compensation arrangements are designed to reward Company and individual performance in the short term and long term. Our executive officers are paid a base salary and have opportunities to earn annual and long-term incentives based on performance. They also participate in other retirement and welfare benefit arrangements on the same basis as other employees. The Committee believes these programs serve our competitive interests and enhance our ability to attract, motivate, reward and retain key executive and managerial talent. Incentive plan metrics are reviewed relative to Board-approved business and financial plans, and our incentive plans include incentives that have pre-determined maximum payout limits or caps. The Company’s goal is to develop compensation arrangements that are appropriate and reasonably consistent with market practice and with the long-term interests and personnel needs of the Company.

Compensation Philosophy and Elements

(a) Compensation Philosophy.    The objectives of the Company’s executive compensation and benefit programs are to:

—	support growth and long-term value creation for stockholders;

—	align the interest of our executives with our shareholders;

—	ensure our compensation programs are consistent with and support our short-term and long-term business and financial objectives;

—	motivate our executives to perform at a high level with the utmost integrity and accountability;

—	position the Company to compete effectively in recruiting high-caliber, experienced leaders and managers instrumental in the Company’s long-term success;

—	support long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness; and

—	equitably pay our employees relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate.

Current global economic conditions, as well as our current capital structure with the majority of our equity owned by two investor firms, have affected and may continue to affect certain aspects of our global compensation arrangements. The Committee monitors these factors and their potential effect on the Company’s executive compensation strategy, and in particular the Company’s ability to attract and retain high-caliber talent.

(b) Compensation Elements.    The elements of the Company’s executive compensation and benefit programs are designed to support and advance the objectives mentioned above. The Committee periodically reviews the appropriateness and application of these objectives and its compensation strategy in light of the conditions that may affect overall compensation practices. Set forth below is a list of the various elements of the Company’s direct compensation, as well as a brief summary of each element’s purpose:

Short-Term Compensation (paid in cash):

—	Base Salary: provides a level of base compensation designed to attract and retain high-caliber, top-executive talent.

—

Performance Bonus Plan (annual cash incentive plan): provides an annual cash incentive for executives to achieve the annual financial and operational goals of the Company and to drive value creation for stockholders.

Long-Term Compensation (paid in equity):

—

Long-Term Equity Compensation: aligns executives with shareholders’ long-term objectives; encourages retention; and focuses executives on delivering Company performance to attain performance-based vesting of equity grants.

(c) Compensation Review.    In addition to reviewing the compensation programs for appropriateness, competitiveness and other conditions, the Committee periodically reviews the performance criteria and targets under the Company’s executive compensation programs to ensure they do not provide an incentive for executives to take excessive or unnecessary risks. Each plan affecting any incentive compensation provides a clawback mechanism that allows the Committee to seek reimbursement of incentives paid and gains realized on incentive equity compensation by plan participants, including Named Executives if, after payment, it is determined that the Named Executive acted in a manner significantly contrary to the Company’s interest.

(d) Key Compensation Actions Involving the CEO.    Ms. Patsley’s base salary did not increase for 2011, remaining at an annualized rate of $865,000. Ms. Patsley’s Performance Bonus Plan annual incentive target was increased to 110% of base salary from 100% of base salary after a benchmarking review was undertaken by the Committee’s compensation consultant with the goal of increasing the proportion of Ms. Patsley’s variable and performance-based cash compensation. In November 2011, Ms. Patsley also received an annual equity award of 27,530 time-vested non-qualified stock options and 14,670 performance-vested restricted stock units.

(e) 2011 Say-on-Pay Advisory Vote on Executive Compensation.    At our 2011 Annual Meeting of Stockholders, we held our first stockholder advisory vote on the compensation of our Named Executives. Our stockholders expressed substantial support, with approximately 97 percent of the votes cast for approval of our executive compensation. The Committee has considered the results of the 2011 say-on-pay vote and concluded that the company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executives and encourages long-term retention. As such, the Committee made no significant changes to the program during the year as a result of the 2011 say-on-pay vote.

Authority Over and Responsibility for Executive Compensation

Role of the Human Resources and Nominating Committee

The Committee is responsible for setting the objectives and goals and reviewing and approving the compensation for the Named Executives, other than the CEO, including base salaries, annual cash incentives and long-term incentives, which are referred to together herein as Direct Compensation, and other benefits and perquisites. The Committee is also responsible for recommending compensation for the CEO to the Board. The Committee’s goal is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation strategy and programs. The Committee holds meetings as needed throughout the year and also considers and takes action by written consent in lieu of a meeting when appropriate. The Committee meets annually to conduct a comprehensive review of the Named Executives’ compensation. For the Named Executives, other than the CEO, the Committee gives serious consideration to recommendations made by the CEO. These recommendations are based on the Company’s performance and individual performance evaluations, competitive market data and feedback provided by the Company’s human resources staff and the Committee’s independent compensation consultant. In 2011, the Committee’s review process focused on merit and market adjustment increases in base salary, annual incentives and long-term incentive awards for existing executives.

Role of the Board of Directors

The Board of Directors sets the objectives and goals, and the base salary, target annual incentive and long-term incentive awards for the CEO, taking into account recommendations from the Committee based on the Committee’s formal evaluation of the CEO’s performance.

Role of Compensation Consultant

In 2011, the Company retained Aon Hewitt to provide consulting and advisory services on executive pay for the Named Executives. Aon Hewitt’s primary responsibilities included (i) advising management and the Committee in its development of compensation-related proposals and Committee materials, (ii) providing and interpreting market data and information on executive compensation best practices and trends, and (iii) providing context for the Committee’s recommendations on executive compensation packages for the Named Executives. Aon Hewitt served as an advisor to the Company since 2004, and, from time to time, Aon Hewitt met with the Committee to provide information and recommendations as requested by the Committee, and certain additional services related to stock option valuations required at various times throughout the year.

For 2011, the Company paid Aon Hewitt $118,778 in fees for executive and director compensation services, and $110,781 in fees for additional services. The additional services included Aon Hewitt’s services as the actuary for the MoneyGram Pension Plan, referred to herein as the pension plan, and the supplemental pension plan and ongoing services in support of those plans, as well as assistance with the Company’s new long term compensation program adopted in November 2011. Although the decision to engage Aon Hewitt for these other services was made by management and not formally approved by the Board or the Committee, management consulted with the Committee prior to retaining Aon Hewitt for such additional services.

In November 2011, the Committee considered and discussed retaining various alternative compensation consultants, including Aon Hewitt. The Committee ultimately approved the retention of Lyons, Benenson, effective January 1, 2012, to provide services to the Committee, and to the Company that are consistent with, and in support of, the Committee’s oversight of the Company’s executive compensation programs and practices.

Role of Chief Executive Officer

Our CEO does not play a role in setting her own compensation but does participate in setting the compensation of other senior executives. Our CEO recommends salary adjustments for the Named

Executives based on formal evaluations and assessments of individual performance, ensuring that the aggregate annual adjustments maintain the competitiveness of our salary arrangements while staying within the Company’s approved salary increase budget. The CEO’s recommendations are reviewed and approved by the Committee after discussion and with adjustment, if appropriate.

Analytical Tools and Considerations for Setting Compensation

The Committee considered a variety of information in setting compensation for 2011, including Company performance, the benchmarking results from the 2011 Compensation Peer Group, referred to herein as the Compensation Peer Group, the Company’s capital structure, Company strategic objectives, internal pay equity, as well as factors specific to each of the Named Executives, such as tenure and experience, overall role and responsibilities, individual performance and potential.

Competitive Benchmarking

To ensure that the Company’s compensation programs remain fair and competitive in the marketplace, the Committee annually reviews and evaluates specific compensation levels for each Named Executive relative to the Compensation Peer Group set with respect to the evaluation year. The 2011 Compensation Peer Group consisted of companies that the Committee believes were representative of the executive talent pool for which we compete on the basis of industry and scope of operations. Other factors, such as global presence and industry presence, were also considered in selecting the Compensation Peer Group. Based on these considerations, the Committee added the following companies to the Compensation Peer Group for 2011: Broadridge Financial Solutions, Fifth Third Processing Solutions and Wright Express Corporation. The Committee did not remove any companies from the Compensation Peer Group for 2011. The Committee notes that the Company’s capital ownership structure somewhat differentiates the Company from its Compensation Peer Group, and therefore it may need to utilize non-comparable compensation practices to attract and retain Named Executives.

The Committee utilizes the data from the Compensation Peer Group when considering executive compensation. The 2011 average annual revenue of the Compensation Peer Group was $1.9 billion while the Company’s 2011 annual revenue was $1.2 billion. As such, the Compensation Peer Group information is adjusted based on comparative revenue metrics appropriate for the size of the Company, referred to herein as the Compensation Peer Group Data.

In September 2010, the Committee selected the following companies to comprise the 2011 Compensation Peer Group:

ACI Worldwide	Dun & Bradstreet Corp.	Heartland Payment Systems, Inc.
Acxiom Corporation	Equifax Inc.	Jack Henry & Associates Inc.
Advance America Cash Advance Centers	Euronet Worldwide, Inc.	Online Resources Corp.
Alliance Data Systems Corp.	Fidelity National Information Services	Total Systems Services, Inc.
Broadridge Financial Solutions	Fifth Third Processing Solutions	TransUnion, LLC
Convergys Corporation	Fiserv Inc.	The Western Union Company
Dollar Financial Corp	Global Payments, Inc.	Wright Express Corporation
DST Systems, Inc.

Benchmarking Targets and Analysis

Compensation Peer Group Data is one of the many factors considered by the Committee when making decisions on executive compensation, and provides a contextual backdrop for the Committee’s deliberations. Generally, the Committee targets each Named Executive’s base salary and annual cash incentive compensation opportunity between the 50th and 75th percentile level of the Compensation Peer Group Data for comparable functional roles. The Committee may, however, position Named Executives’ base salary and annual cash incentive compensation above or below the Compensation Peer Group Data depending upon factors such as Company strategic objectives, internal pay equity and the Named Executive’s overall role and responsibilities, individual performance and experience.

As a result of the Committee’s compensation decisions for 2011, the targeted base salary range for each Named Executive’s base salary was between the 50th and 75th percentile of the Compensation Peer Group Data, and the targeted range for annual cash incentive opportunity for each Named Executive was at the 50th percentile.

Actual base salary for each Named Executive was as follows: All Named Executives’ base salaries were between the 50th and 75th percentile of the Compensation Peer Group Data; no base salaries were above the 75th percentile or below the 50th percentile.

The annual cash incentive opportunity for each Named Executive was at or below the 55th percentile.

Elements of Compensation

For 2011, the Company’s executive compensation and benefits programs consisted of the elements outlined in the table below:

Direct Compensation	Other Compensation
Base salary	Deferred compensation plan (frozen as of April 1, 2010)*
Annual cash incentive plan	Supplemental pension plan (frozen as of December 31, 2009)*
Long-term incentives	401(k) plan
Severance benefits
Moving allowances, where applicable

*	Mr. O’Malley is the only Named Executive who participates in these programs.

Direct Compensation

Base Salary

Base salary provides a level of base compensation designed to attract and retain high-caliber, top executive talent. Increases to base salary for the Named Executives may be comprised of merit, promotion, internal equity considerations and/or market adjustments. Merit increases are determined on an annual basis, usually in the first quarter, based on the Named Executives’ performance for the previous year. Promotions, internal equity considerations and market adjustments to base salary are considered by the Committee when appropriate during the year.

Base salary increases for the Named Executives are generally determined by the Committee based on the Compensation Peer Group Data, recommendations made by the CEO (for Named Executives other than the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Salary increases for 2011 were tied directly to the Compensation Peer Group Data, general market conditions and individual performance. The Committee took these considerations into account during its annual review of base salary compensation whereby it increased the base salary compensation for the Named Executives, effective March 19, 2011, as follows:

Name	Base Salary Increase
Pamela H. Patsley	0%
James E. Shields	10.0%
Daniel J. O’Malley	8.4%
Juan Agualimpia	13.3%
W. Alexander Holmes	8.4%

Annual Cash Incentive Plan

The MoneyGram International, Inc. Performance Bonus Plan, or the annual cash incentive plan, provides for annual cash incentive plan awards based on overall Company performance, individual business unit performance (where applicable), and the individual Named Executive’s performance and contribution to the Company.

The Committee sets specific performance metrics for the Company to achieve under the annual cash incentive plan. These performance metrics may include EBITDA, Adjusted EBITDA, total revenue, adjusted total revenue, operating income, adjusted operating income, earnings per share or other applicable metrics as the Committee determines. Pursuant to the annual cash incentive plan, the Committee establishes a target incentive opportunity for each Named Executive expressed as a percentage of base salary during the applicable year. Annual incentive payments are permitted to exceed the targeted level, up to a maximum of twice the annual target incentive opportunity, if performance exceeds targeted levels. If the Company performs at the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if the Company performs below the threshold level, the annual target incentive opportunity is zero. Actual cash incentive awards depend on achievement of annual financial performance goals established by the Committee for the Company, individual business unit performance (where applicable) and overall individual performance and contribution to the Company. The individual performance and contribution to the Company is reflected in each Named Executive’s overall performance rating. There is a performance overlay range associated with each Named Executive’s performance rating. Depending on the individual’s performance rating, a Named Executive’s annual bonus payout can be increased or decreased. The Committee, with input from management, determines the Company financial objectives for the participants with a goal of placing the appropriate focus on desired results and key initiatives.

The Committee reviewed the annual incentive targets to ensure the Company’s executive compensation program was competitive with the market. Annual incentive targets are based on job responsibilities, Compensation Peer Group Data and general market conditions. Consistent with our compensation objectives, as executives assume greater responsibilities, a larger proportion of their compensation is linked to Company and individual performance goals. In February 2011, the Committee made the following decisions regarding annual incentive targets, based upon a benchmarking exercise with the Compensation Peer Group companies and with the purpose of ensuring that an appropriate proportion of the Named Executive’s cash compensation is variable and based on performance. For 2011, the Committee set the annual incentive targets as follows: Ms. Patsley’s annual incentive target increased to 110% of base salary, from 100% in 2010; Mr. Shields’ annual incentive target remained the same as in 2010, at 70% of base salary; Mr. O’Malley’s annual incentive target was increased to 75% of base salary, from 60% in 2010; Mr. Agualimpia’s annual incentive target was increased to 60% of base salary, from 50% in 2010; and Mr. Holmes’ annual incentive target was increased to 60% of base salary, from 50% in 2010.

Performance Metrics and Results.    For 2011 the Committee established adjusted total revenue and adjusted operating income as the metrics to be used to measure overall Company performance under the annual cash incentive plan. Consistent with past practice, these metrics were defined by the Committee as revenue and operating income as reported, adjusted for any items included in the Company’s Adjusted EBITDA metric and the impact of fluctuations in foreign currencies. Under the terms of the plan, the Committee may also, in its discretion, make adjustments to the metrics achieved under the plan. The levels achieved for 2011 were as follows (dollars in millions):

Weighting	Metric	Minimum	Target	Maximum	Results Achieved
50%	Total revenue	$1185.0	$1,263.8	$1,360.0	$1,239.6
50%	Operating Income	$182.0	$194.2	$209.0	$196.4

Maximum levels are set such that they may only be attained with exceptional Company performance and the amount must be attained inclusive of funding for the maximum incentive payment. Following is a summary of the determination of the results achieved under the plan (in thousands):

	Revenue	Operating Income
Metric as reported	$1,247,769	$142,517
Adjustments to EBITDA(1)	—	42,479
Impact of changes in foreign currency(1)	(14,163)	7,463

Metric achieved under the plan design	1,233,606	192,459
Discretionary adjustments(2)	6,000	4,000

Metric achievement approved by the Committee	$1,239,606	$196,459

(1)	The Committee established the metric to incorporate into the reported metric the adjustments to EBITDA that impact operating income, as the Committee believes that these items are not indicative of the core results of operations and management performance. Changes to foreign currency reflect the net effect of constant currency adjustments and exchange rate fluctuations.

(2)	In considering the discretionary adjustments, the Committee (i) took into account the benefits of $32.8 million of investment securities recoveries resulting from settlements during the year which were not included in the revenue and operating metrics established by the Committee, but for which management assisted in the recovery effort; and (ii) also considered other factors, including the impact on revenue and operating income resulting from the unanticipated temporary closure of several important markets for the Company during the year due to industry-wide government sanctions and restrictions and/or political instability. Upon taking such factors into account, the Committee in its discretion determined it was appropriate to increase the performance achievement levels as noted above.

Based upon the results achieved and relative weighting as shown in the table above, the 2011 level of achievement for the total annual cash incentive plan pool was 95% of target. Each Named Executive received an individual performance rating as noted in the table below which acted as a multiplier or detractor to such Named Executive’s annual cash incentive payout, which was reviewed and approved by the Committee. The performance rating takes into account the Named Executive’s work and technical competency as well as his or her leadership competency in his or her role.

Name	Performance %	Final Annual Cash Incentive as % of Target(1)
Pamela H. Patsley	120%	114%
James E. Shields	85%	81%
Daniel J. O’Malley	110%	85%
Juan C. Agualimpia	100%	95%
W. Alexander Holmes	100%	95%

(1)	Amount represents a percentage comparison between the actual cash incentive amount paid to the Named Executive and such Named Executive’s target payout amount. The performance goals for all Named Executives, except for Mr. O’Malley, were assigned solely to overall corporate performance. Mr. O’Malley’s achievement was reduced to factor in achievement levels for certain business unit performance.

Long-Term Incentives

Stock Options and Restricted Stock Units.    Recruitment and retention of Named Executives, as well as the alignment of the financial interests of the Named Executives with those of the stockholders, were the primary factors that influenced the Committee’s decisions on equity grants in 2011. Due to the Company’s stock price, ownership structure, and overall leverage, the Committee recognized that recruiting to fill vacant leadership positions and retaining existing executives were critically important and were particularly challenging in the current environment. Prior to November 2011, the long term incentive program was designed to include both time-based and stock performance-based vesting criteria in connection with each option grant. The vesting criteria were designed to provide a direct retention effect on Named Executives and to encourage the creation of long-term stockholder value. In consideration for participating in the long term incentive program, all equity grantees, including Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For Named Executives, any unvested options are forfeited upon termination of employment and returned to the pool of options available for grant, except with respect to Ms. Patsley as otherwise disclosed herein.

Prior to November 2011, the Committee granted larger individual option grants to certain Named Executives reflecting promotions or added responsibilities for such Named Executives, which grants were consistent with the Company’s overall grant philosophy of providing larger equity grants in lieu of routine annual grants. The size of these individual option grants was determined based on the option grantee’s individual role, responsibilities, experience and overall value to the Company. During 2011, Messrs. O’Malley, Agualimpia and Holmes received such individual grants reflecting promotions or added responsibilities. The value of the award was divided evenly between time vested options and performance vested options. The stock options have a ten-year term. The per share purchase price of the shares subject to the options was the higher of $12.00 or the fair market value of the common stock on the date of the grant. The time vested portion of the options vests one year following the grant date, in five equal annual installments. The performance vested portion of the options vests in two equal installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

In November 2011, the Committee granted stock options and restricted stock awards to the Named Executives and other employees that were intended as annual awards. For the grants made in November 2011, the equity award value was split equally between stock options and restricted stock units. The stock options vest over time and the restricted stock units vest upon the achievement of certain Company performance metrics. The Committee anticipates that future awards will follow a similar award structure. The stock options have a ten-year term. The per share purchase price of the shares subject to the options is the higher of $12.00 or the fair market value of our common stock as of the grant date. The stock options begin to vest one year following the grant date, in four equal annual installments. The restricted stock units vest and become payable in shares of the Company’s common stock to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. Individual grants to the Named Executives are discussed in the “Outstanding Equity Awards at December 31, 2011” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement. The performance goals for these restricted stock units are based on the degree to which the Company’s actual performance over the performance period meets, exceeds or falls short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase of 10 percent over a period of two or three years, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and 50 percent of the restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met at the end of the three-year period, but the Company achieves a threshold performance goal of an average annual adjusted EBITDA growth of 5%, the participant will be entitled to 50% of the target number of restricted stock units vesting in accordance with the vesting schedule.

In the event the Company achieves its maximum performance goal of an average annual adjusted EBITDA growth of 20%, the participant will be entitled to 200% of the target number of restricted stock units vesting in accordance with the vesting schedule. A pro rata adjustment will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase of more than 5% and less than 20%.

The table below sets forth the total number of options and restricted stock units granted to each Named Executive during 2011:

Name	# of Options	# of Restricted Stock Units(1)
Pamela H. Patsley	27,530	14,670
James E. Shields	8,250	4,400
Daniel J. O’Malley	72,130	5,130
Juan C. Agualimpia	70,750	4,400
W. Alexander Holmes	58,250	4,400

(1)	These units have the potential to pay out at half the number of units awarded if the Company achieves threshold performance and twice the number of units awarded if the Company achieves maximum performance under the terms of the award agreements.

Other Compensation

A portion of the Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. The other compensation and benefit programs help us effectively recruit and retain high-caliber talent, while competing for talent with other companies that commonly offer similar programs.

Retirement Benefits and Deferred Compensation

The Company’s retirement benefits for employees in the United States consist of the following:

—	the 401(k) plan;

—	the pension plan (frozen as of December 31, 2003);

—	the supplemental pension plan (frozen as of December 31, 2009); and

—	the deferred compensation plan (frozen as of April 1, 2010).

Each of these plans is discussed in “Part Four — Other Important Information — Executive Compensation – Retirement Plans” in this proxy statement. Employees located outside of the United States receive comparable benefits as adjusted to reflect local market and other requirements for such benefits.

Severance Benefits

A discussion of the Company’s severance benefits is set forth below in “Severance Benefits.”

Moving Allowances

The Committee provides moving allowances to certain executive officers who relocate for job-related reasons from one location to another. The moving allowance is designed to cover reasonable costs of transporting the executive officer’s household goods, as well as various other expenses associated with the move. In determining the amount of the moving allowance, the Committee benchmarks the relocation policies of similarly-sized companies to ensure the allowance is competitive and reasonable. Messrs. O’Malley and Holmes received moving allowances in 2011, in connection with their moves from Denver, Colorado to the Company’s headquarters.

Executive Employment Agreements

Pamela H. Patsley

Pursuant to the terms of Ms. Patsley’s amended and restated employment agreement, dated as of September 1, 2009, Ms. Patsley serves as the Company’s Executive Chairman and CEO in a full-time capacity for the period commencing on September 1, 2009 and ending on August 31, 2013. Under the terms of the agreement, Ms. Patsley received an initial annual base salary of $850,000, which is subject to annual review and was increased to $865,000 in 2010. Ms. Patsley also received a special one-time signing bonus in the amount of $250,000 (less applicable withholdings) paid in a lump sum within 30 days of September 1, 2009. Ms. Patsley is also eligible to participate in the annual cash incentive plan. Under the terms of her employment agreement, Ms Patsley’s annual target incentive opportunity was initially set at 100 percent of base salary earnings, with a maximum annual incentive opportunity equal twice the annual target incentive opportunity, if the Company’s performance exceeds targeted levels. In determining Ms. Patsley’s total compensation package, the Committee undertook an analysis of the scope and responsibilities of the position, as well as the Compensation Peer Group Data. Pursuant to the findings of that analysis, effective with the 2011 plan year, the Committee increased Ms. Patsley’s annual target incentive opportunity to 110% of base salary earnings, with the maximum annual incentive opportunity being equal to twice the annual target incentive opportunity, if the Company’s performance exceeds targeted levels.

Under the terms of Ms. Patsley’s employment agreement, she is also eligible to participate in other benefit programs and to receive certain perquisites, in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time. In 2010, the Company eliminated the perquisites and increased Ms. Patsley’s salary by $15,000 in lieu of these benefits. If Ms. Patsley’s employment is terminated by the Company without cause (as defined below) or due to death or disability, or if Ms. Patsley resigns for good reason (as defined below), she will be entitled to a severance payment equal to two times her then current base salary if terminated prior to August 31, 2012 or a severance payment equal to one and one-half times her then current base salary if terminated on or after August 31, 2012. In addition, the Company would be required to continue to provide Ms. Patsley certain benefits and accelerate the vesting of a portion of her stock option awards. If Ms. Patsley’s employment is terminated for cause or by her resignation without good reason, she would receive her base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by her, employee benefits, if any, as to which she was entitled under the employee benefit plans of the Company, such rights as she would have under any equity grant, and any rights that she would have under director and officer insurance then maintained by the Company. Ms. Patsley is subject to a one-and-one-half year post-employment non-competition provision.

For purposes of Ms. Patsley’s employment agreement, “Cause” and “Good Reason” have the following meanings. “Cause” shall mean (A) executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within executive’s control and consistent with executive’s status as a senior executive of the Company and her duties and responsibilities, (B) fraud or material dishonesty in the performance of executive’s duties, (C) an act or acts on executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws, (D) an indictment of executive for a felony, (E) executive’s willful misconduct or gross negligence in connection with executive’s duties which is materially injurious to the financial condition or business reputation of the Company, (F) executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to executive, and which breach has a material adverse effect on the Company; or (G) executive’s breach of the non-competition, confidentiality, intellectual property and nondisparagement provisions of the agreement, which breach has a material adverse effect on the Company. “Good Reason” shall mean (A) any material reduction in executive’s position, authority, duties or responsibilities; (B) any reduction of executive’s base salary, or annual bonus opportunity then in effect, unless consistent with similar reductions applied to other senior management of the

Company; (C) the failure of the Company to pay or cause to be paid any other material amount due pursuant to the agreement; (D) the requirement that executive relocate to an office more than 25 miles from the city limit of Dallas, Texas; or (E) any material breach of the employment agreement or the indemnification agreement by the Company; provided that none of the events described in clauses (A), (B), (C), (D) and (E) shall constitute “good reason” unless (x) executive shall have given written notice to the Company within 90 days following the occurrence of the event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under this agreement, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under this agreement, each Named Executive agrees to non-competition provisions with respect to general competitors and specific conflicting organizations, and a non-solicitation restriction with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The objective of the Company’s severance benefits is to provide financial protection in the event of a termination that could disrupt the careers of the Named Executives. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executives to transition away from employment with the Company. Participation by a Named Executive in any plan or agreement requires approval by the Committee. For a description of the Company’s severance plans, see below and also “Part Four — Other Important Information — Executive Compensation — Potential Payments Upon Termination or Change of Control” in this proxy statement.

Severance Agreements

Each of the Named Executives, other than Ms. Patsley (whose severance provisions are included in her employment agreement) and Mr. O’Malley (who participates in the severance plan discussed below), entered into an individual severance agreement with the Company. These individual severance agreements only provide for severance if a Named Executive’s employment is terminated by the Company without cause (as defined below) and do not provide change of control severance benefits.

If a Named Executive is terminated without cause, the severance agreement provides for severance in an amount equal to one year of a Named Executive’s annual base salary and a pro rata portion of the Named Executive’s then current annual target incentive opportunity. The severance under these agreements becomes available to the respective Named Executives on or after the first anniversary of such person’s employment with the Company.

For purposes of the severance agreements, “cause” has the following meaning: (A) the executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the executive reports or the Board that are within the executive’s control and consistent with the executive’s status with the Company and his or her duties and responsibilities; (B) fraud or material dishonesty in the performance of the executive’s duties; (C) an act or acts on the executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment for a felony; (E) the executive’s willful misconduct or gross negligence in connection with the executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company; (F) the executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board; or (G) the executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which breach has an adverse effect on the Company.

Severance Plan

The Company’s Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier II), or the severance plan, was instituted prior to 2008. This severance plan has been closed to new entrants since 2008. The severance plan provides change of control severance benefits to certain executives whose employment with the Company began prior to 2008, which includes Mr. O’Malley. None of the other Named Executives participates in the severance plan. The severance plan provides that if within 18 months after a change of control of MoneyGram the executive’s employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) two times the sum of the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the greater of (i) the largest cash bonus paid to the executive under the annual cash incentive plan during the preceding four years or (ii) the target bonus under the annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by a fraction, the numerator of which is 24 minus the number of months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 24. The severance plan also provides that the Company will pay the excise taxes that a participating executive may incur as a result of payments under the plan. The severance plan does not provide benefits to an executive who separates employment with the Company as a result of death, disability or retirement.

For purposes of the severance plan, the terms “change of control,” “cause” and “good reason” have the following meanings. “Change of Control” shall mean (i) an acquisition by an individual, entity or group of beneficial ownership of 20% or more of either: (1) the outstanding company common stock or (2) the outstanding company voting securities; subject to certain exclusions; (ii) a change in the composition of the Board such that the individuals who, as of the effective date of the severance plan, constitute the Board cease for any reason to constitute at least a majority of the Board; subject to certain provisions; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exclusions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. “Cause” shall mean (i) the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates, or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. “Good Reason” shall mean: (i) the assignment to the executive of any duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities immediately prior to the Change of Control, or any other action by the Company or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities; (ii) any reduction of the executive’s base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the executive during the 120-day period prior to the Change of Control; (iii) the Company’s or one of its subsidiaries requiring the executive to be based at any office or location other than that at which he was based immediately prior to the Change of Control or the Company’s or one of its subsidiaries requiring the executive to travel to a substantially greater extent than required immediately prior to the Change of Control; (iv) any purported termination of the executive’s employment otherwise than as expressly permitted by the severance plan; or (v) any failure by the Company to comply with and satisfy the requirement that a successor assume and perform under the severance plan.

Restricted Stock Unit Agreements

Pursuant to the terms of the form restricted stock unit agreements for restricted stock units awarded beginning in November 2011, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability after completion of half of the performance period, any units that are not vested as of such date shall vest with respect to a number of units equal to the product of (x) the number of units that would be eligible for vesting based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the number of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. In the event that the units are assumed or otherwise replaced in connection with a change in control (as defined in the Company’s 2005 Omnibus Incentive Plan, or the 2005 Plan), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the occurrence of the change in control, then the units will immediately vest with respect to a number of units that is the greater of (i) the target number of units that would vest if the performance goals were achieved and (ii) the number of units determined based on the actual level of attainment of the performance goals as of the date of the change in control. The performance restricted stock units are also subject to certain forfeiture and repayment provisions.

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded beginning in November 2011, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

Policy Regarding Trading in Company Stock

The Company maintains policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities, including “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities) and hedging transactions. The company’s policy also prohibits simultaneous sales and purchases and requires disgorgement of any short-swing profits.

Stock Ownership Guidelines

The Committee discontinued the Company’s stock ownership guidelines in 2010 based upon its determination that long-term performance incentives awarded to Named Executives provide adequate incentives for the Named Executives to achieve Company financial performance goals and maximize shareholder value. However, as a result of our changing capital structure, the Committee is now developing stock ownership guidelines and expects to have these guidelines implemented later in 2012.

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, the Company has designed and administered its executive compensation program so that all compensation paid by the Company to the Named Executives, other than severance, qualified as deductible compensation expense. Although the Committee is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with then prevailing competitive market conditions. In such event, the Committee’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

Clawbacks

The annual cash incentive plan and the terms of our stock options and restricted stock units provide that the Committee may seek reimbursement of incentives paid or stock options and restricted stock proceeds provided to a Named Executive if it is later determined that the Named Executive engaged in misconduct, acted in a manner significantly contrary to the Company’s interest or breached a non-competition agreement. To date, the Committee has not exercised this right with respect to any plan award previously paid.

2012 Compensation Decisions

2012 Base Salary Increases

The Committee continues to use Compensation Peer Group Data (see discussion below on 2012 Peer Group) as a guide in setting base salaries for Named Executives between the 50th and 75th percentile. In addition, when setting base salaries for Named Executives, the Committee considers internal pay equity and each Named Executive’s tenure, overall role and responsibilities, individual performance and experience. The Committee’s decisions regarding base salaries of those Named Executives who remain employed by the Company are set forth below.

The Committee reviewed each Named Executive’s annual base salary to ensure the Company’s executive compensation program was competitive with the market. On February 22, 2012, the Committee approved the following increases for the Named Executives based on the Compensation Peer Group Data, recommendations made by the CEO (for Named Executives other than the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Salary increases for 2012 were tied directly to the Compensation Peer Group Data and individual performance.

Name	Base Salary Increase %
Pamela H. Patsley	0%
James E. Shields	0%
Daniel J. O’Malley	0%
Juan Agualimpia	9.8%
W. Alexander Holmes	6%

2012 Annual Cash Incentive Plan

The annual cash incentive plan is designed to motivate Named Executives to achieve the Company’s annual financial and operational goals and to drive value creation for stockholders. The annual cash incentive plan awards incentives based on overall Company performance, individual business unit performance (where applicable), and individual Named Executive performance and contribution to the Company. The Committee established a target incentive opportunity for each Named Executive expressed as a percentage of base salary during the applicable year. Annual incentive payments are permitted to exceed the targeted level, up to a maximum of twice the annual target incentive opportunity, if performance exceeded targeted levels. If the Company performs at the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if the Company performs below the threshold level, the annual target incentive opportunity is zero. Actual cash incentive awards depend on achievement of annual financial performance goals established by the Committee for MoneyGram, individual business unit performance (where applicable) and overall individual performance and contribution to the Company. The individual performance and contribution to the Company is reflected in each Named Executive’s overall performance rating. There is a performance overlay range associated with each Named Executive’s performance rating. Depending on the performance rating, a Named Executive’s annual bonus payout can be increased or decreased. The Committee, with input from management, determines the Company financial objectives for the participants with a goal of placing the appropriate focus on desired results and key initiatives.

The Company continues to target annual cash incentive opportunity for Named Executives between the 50th and 75th percentile of the Compensation Peer Group Data. The 2012 annual cash incentive opportunity for the Named Executives is between the 50th and 75th percentile for Ms. Patsley and Mr. O’Malley and is below the 50th percentile for Messrs. Shields, Agualimpia and Holmes.

The Committee reviewed the annual incentive targets to ensure the Company’s executive compensation program was competitive with the market. On February 22, 2012, the Committee decided not to increase the annual incentive targets for any of the Named Executives, other than Mr. Agualimpia whose annual incentive target was increased from 60% to 70% based on a review of the Compensation Peer Group Data and his contributions to the Company. The Committee asked Lyons, Benenson to conduct a competitive benchmark analysis for executive officers. The benchmarking is based on several considerations: a single approach and streamlined process to measure the size of jobs against appropriate and consistent database matches; common language and factors to compare jobs for senior executive levels within and across job families, functions, organizations, industries, and global regions; creating a strong link between job content and market data which enables the organization to price jobs accurately and consistently; and greater precision to determine the difference between jobs, grades, and levels and to provide a link between job leveling. Lyons, Benenson worked with MoneyGram management to develop 2012 pay proposals and to review those proposals in the context of market competitive pay levels to support the Committee’s consideration of proposed 2012 pay opportunities.

2012 Compensation Peer Group

The Committee reviews the Compensation Peer Group annually to confirm that the Compensation Peer Group includes companies that are most comparable to the Company on the basis of industry focus and scope of operations. Based on these considerations, the Committee added the following companies to the Compensation Peer Group for 2012: CoreLogic, Inc., Genpact Limited, Lender Processing Services, Inc., TeleTech Holdings, Inc. and Verifone, Systems, Inc. The Committee removed four companies from the Compensation Peer Group for 2012. The Committee notes that given the Company’s current capital structure, the Company may need to utilize non-comparable compensation practices to attract and retain Named Executives.

The Committee selected the following companies to comprise the 2012 Compensation Peer Group:

ACI Worldwide, Inc.	Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.
Acxiom Corporation	Equifax Inc.	Lender Processing Services, Inc.
Advance America Cash Advance Ctrs., Inc.	Euronet Worldwide, Inc.	Online Resources Corporation
Alliance Data Systems Corporation	Fidelity National Information Services, Inc.	TeleTech Holdings, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Total System Services Inc.
Convergys Corporation	Genpact Limited	Verifone Systems, Inc.
CoreLogic, Inc.	Global Payments Inc.	The Western Union Company
DST Systems, Inc.	Heartland Payment Systems, Inc.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Pamela H. Patsley	2011	865,000	—	249,830	305,484	1,089,300	—	9,878	2,519,492
Chairman and Chief	2010	860,673	—	—	—	602,000	—	9,876	1,472,549
Executive Officer	2009	580,385	250,000	—	16,653,113	310,800	—	66,040	17,860,338

James E. Shields (6)	2011	376,923	—	74,932	91,545	214,300	—	9,878	767,578
Executive Vice President and Chief Financial Officer	2010	162,885	—	—	3,553,000	71,100	—	—	3,786,985

Daniel J. O’Malley	2011	434,233	—	87,364	1,428,883	287,200	73,669	552,629	2,863,978
Executive Vice President,	2010	395,768	—	—	—	154,300	—	10,474	560,542
Americas, Emerging Markets and Global Corridors	2009	348,558	—	—	4,001,875	110,400	239,439	11,779	4,712,051

Juan C. Agualimpia	2011	247,587	—	74,932	1,129,595	142,300	—	9,878	1,604,292
Executive Vice President and Chief Marketing Officer

W. Alexander Holmes	2011	238,045	5,000	74,932	1,079,335	125,100	—	44,308	1,566,720
Senior Vice President Investor Relations and Corporate Strategy

(1)	In general, MoneyGram awards bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity Incentive Plan Compensation column of this table. MoneyGram did, however, award Mr. Holmes a discretionary bonus in 2011 and Ms. Patsley a signing bonus in 2009, each of which are recorded under the Bonus column of this table.

(2)	The amounts included in these columns represent the aggregate grant date fair value of the stock options and performance restricted stock units awarded to Named Executives in accordance with applicable accounting guidance. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 13 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2011 Form 10-K. In accordance with SEC rules, the grant date fair value for performance restricted stock units is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100% achievement. The value of the performance restricted stock units assuming achievement of the maximum performance level of 200% would have been: Ms. Patsley — $499,660; Mr. Shields — $149,864; Mr. O’Malley — $174,728; Mr. Agualimpia — $149,864; and Mr. Holmes — $149,864.

(3)	Non-equity incentive plan compensation represents awards earned during 2011, 2010 and 2009 in recognition of the Company’s achievement of performance goals under the annual cash incentive plan.

(4)	This column represents both changes in pension value for the Named Executives and above market earnings on deferred compensation. “Above market earnings” is defined as the difference between the interest rate paid by MoneyGram and 120 percent of the applicable federal long term rate. The change in pension value for Mr. O’Malley was $73,661 for 2011 and $239,319 for 2009. The above market earnings on deferred compensation for Mr. O’Malley were $8 for 2011 and $120 for 2009.

(5)	For a breakdown of the components which comprise all other compensation for the Named Executives, refer to the table entitled “2011 Details Behind All Other Compensation Column Table” immediately below.

(6)	Mr. Shields’ employment with the Company began effective as of July 2010.

2011 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

Name	Year	Perquisites and Other Personal Benefits ($)		Registrant Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Tax Reimbursement ($)		Severance	Other ($)		Total ($)
Pamela H. Patsley	2011	—		9,800	78	—		—	—		9,878
James E. Shields	2011	—		9,800	78	—		—	—		9,878
Daniel J. O’Malley	2011	321,542	(3)	9,800	78	212,704	(3)	—	8,505	(4)	552,629
Juan C. Agualimpia	2011	—		9,800	78	—		—	—		9,878
W. Alexander Holmes	2011	28,772	(3)	9,800	78	5,658	(3)	—	—		44,308

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The matching contributions for 2011 are set forth in the table.

(2)	Represents premiums paid by MoneyGram in 2011 for life and travel accident insurance covering each of the Named Executives.

(3)	These amounts for Mr. O’Malley and Mr. Holmes reflect payments for relocation costs and related tax reimbursements, which is common industry practice for relocation payments.

(4)	This amount for Mr. O’Malley reflects a payment of deferred compensation in accordance with MoneyGram’s deferred compensation plan (which was frozen as of April 1, 2010).

2011 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2011 grants of equity and non-equity plan-based awards for each Named Executive.

Name	Grant Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pamela H. Patsley	2/16/2011	**	475,750	951,500	1,903,000	—	—	—	—	—	—	—
	11/17/2011	*	—	—	—	—	—	—	—	27,530	17.03	305,484
	11/17/2011	*	—	—	—	7,335	14,670	29,340	—	—	—	249,830
James E. Shields	2/15/2011	**	134,750	269,500	539,000	—	—	—	—	—	—	—
	11/17/2011	*	—	—	—	—	—	—	—	8,250	17.03	91,545
	11/17/2011	*	—	—	—	2,200	4,400	8,800	—	—	—	74,932
Daniel J. O’Malley	2/15/2011	**	168,750	337,500	675,000	—	—	—	—	—	—	—
	05/10/2011	*	—	—	—	—	31,250	—	—	31,250	29.84	1,322,025
	11/17/2011	*	—	—	—	—	—	—	—	9,630	17.03	106,858
	11/17/2011	*	—	—	—	2,565	5,130	10,260	—	—	—	87,364
Juan C. Agualimpia	2/15/2011	**	76,500	153,000	306,000	—	—	—	—	—	—	—
	02/15/2011	*	—	—	—	—	31,250	—	—	31,250	23.28	1,038,050
	11/17/2011	*	—	—	—	—	—	—	—	8,250	17.03	91,545
	11/17/2011	*	—	—	—	2,200	4,400	8,800	—	—	—	74,932
W. Alexander Holmes	2/15/2011	**	75,000	150,000	300,000	—	—	—	—	—	—	—
	07/11/2011	*	—	—	—	—	25,000	—	—	25,000	28.00	987,790
	11/17/2011	*	—	—	—	—	—	—	—	8,250	17.03	91,545
	11/17/2011	*	—	—	—	2,200	4,400	8,800	—	—	—	74,932

*	Denotes equity awards granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all equity awards, other than those for the CEO, is the date of the Human Resources and Nominating Committee meeting at which such award is approved. The grant date of all equity awards for the CEO is the date of the Board of Directors meeting at which such award is ratified.

(2)	Actual payout amounts of these awards have already been determined and were paid in February 2012 and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(3)	All options were granted with an exercise price equal to the greater of $12.00 or the closing sales price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading. The exercise prices set forth in the table represent the closing sale price of our common stock on the NYSE on the grant date.

(4)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 13 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2011 Form 10-K). For options issued under an equity incentive plan, the grant date fair value is determined using Monte Carlo simulation and a Black Scholes model. For all other options, the grant date fair value is determined using a Black Scholes model. For restricted stock units, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest. As of December 31, 2011, the Company estimates that achievement of the target performance condition is the most probable outcome.

Restricted Stock Units.    Restricted stock units are granted under the 2005 Plan. For all restricted stock units granted on November 17, 2011, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase of 10 percent, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and 50 percent of the restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met, but the Company achieves a threshold performance goal of an average annual adjusted EBITDA increase of 5 percent, the participant will be entitled to 50 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. In the event the Company achieves its maximum performance goal of an average annual adjusted EBITDA increase of 20 percent, the participant will be entitled to 200 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. A pro rata adjustment will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase of more than 5 percent and less than 20 percent. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

Stock Options.     Stock options are granted under the 2005 Plan. For all options granted on November 17, 2011, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a 10-year term. The per share purchase price of the shares subject to the option is the higher of $12.00 or the fair market value of the Company’s common stock as of the grant date. For all options granted during 2011 prior to November 17, the value of the award was divided evenly between time vested options and performance vested options, with the time vested portion of the options vesting one year following the grant date, in five equal annual installments, and the performance vested portion of the options vesting in two equal installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table summarizes the total outstanding equity awards as of December 31, 2011 for each Named Executive.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option Exercise Price ($/Sh)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value (as of December 31, 2011) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Name	Exercisable (#)(1)(2)	Unexercisable (#)(1)(2)
Pamela H. Patsley
Grant Date:
01/21/09	268,751	146,874	146,875	12.00	01/21/19	—	—	—	—
05/12/09	62,500	31,250	31,250	12.72	05/12/19	—	—	—	—
08/31/09	196,876	196,874	393,750	21.28	08/31/19	—	—	—	—
11/17/11	—	27,530	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	7,335	130,196

James E. Shields
Grant Date:
07/13/2010	25,000	100,000	125,000	19.92	07/13/20	—	—	—	—
11/17/11	—	8,250	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	2,200	39,050

Daniel J. O’Malley
Grant Date:
03/26/02	976	—	—	166.38	03/26/12	—	—	—	—
02/19/03	1,000	—	—	124.93	02/19/13	—	—	—	—
02/16/05	913	—	—	164.08	02/16/15	—	—	—	—
02/15/06	663	—	—	217.96	02/15/16	—	—	—	—
02/14/07	925	—	—	234.04	02/14/17	—	—	—	—
08/11/09	85,939	70,312	156,250	18.40	08/11/19	—	—	—	—
05/10/11	—	31,250	31,250	29.84	05/10/21	—	—	—	—
11/17/11	—	9,630	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	2,565	45,529

Juan C. Agualimpia
Grant Date:
03/17/10	3,125	12,500	15,626	24.80	03/17/20	—	—	—	—
05/26/10	9,375	37,500	46,876	21.44	05/26/20	—	—	—	—
02/15/11	—	31,250	31,250	23.28	02/15/21	—	—	—	—
11/17/11	—	8,250	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	2,200	39,050

W. Alexander Holmes
Grant Date:
08/11/09	20,000	30,000	50,000	18.40	08/11/19	—	—	—	—
02/17/10	2,500	10,000	12,500	22.24	02/17/20	—	—	—	—
07/11/11	—	25,000	25,000	28.00	07/11/21	—	—	—	—
11/17/11	—	8,250	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	2,200	39,050

(1)	The total number of options granted on 3/26/2002, 2/19/2003 and 2/16/2005 to Mr. O’Malley represents the grant on each such date of both an incentive stock option, or ISO, award and a non-qualified stock option, or NQSO, containing the same expiration date and exercise price. No other Named Executive has awards on these dates, as reflected in the table above.

For each Named Executive, the total number of options outstanding consists of the following: Ms. Patsley — 1,502,530 NQSOs; Mr. Shields — 258,250 NQSOs; Mr. O’Malley — 2,889 ISOs and 386,219 NQSOs; Mr. Agualimpia — 195,752 NQSOs; and Mr. Holmes — 183,250 NQSOs.

(2)	The options granted in 2002 vested in two equal annual installments, beginning one year from the grant date, and have a ten-year term; the options granted in 2003, 2005, 2006 and 2007 vest or vested, as applicable, in three equal annual installments, beginning one year from the grant date, and have a ten-year term; and the options granted in 2004 vest in five equal annual installments, beginning one year from the grant date, and have a seven-year term.

For options granted in 2009 through October 2011, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the options vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date, and have a ten year term, or (ii) for employees hired prior to 2009, 15 percent on the 31st day after the grant date, 20 percent on the first, second and third anniversary of the grant date, 10 percent on the fourth anniversary of the grant date and 15 percent on the fifth anniversary of the grant date and have a ten year term or (iii) for employees hired in 2009, except Ms. Patsley, in five equal annual installments, beginning one year from the grant date, and have a ten year term. With respect to the stock performance-vested portion of the options, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

For the options granted November 17, 2011, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a 10-year term. The per share purchase price of the shares subject to the option is $17.03, the fair market value of the Company’s common stock on the grant date.

(3)	For options granted between July 1, 2004 and January 1, 2009, the exercise price was equal to the fair market value of our common stock on the grant date, defined as the average of the high and low sales prices of the shares on the grant date. Options granted prior to July 1, 2004 represent the number of shares underlying options granted by our former parent company, Viad Corp, or Viad, prior to the spin-off from Viad, or the Spin-Off, that were converted in the Spin-Off into options to acquire common stock. At the time of the Spin-Off, each Viad option that was outstanding immediately prior to the Spin-Off was converted into two options: (i) an option to purchase shares of Viad common stock and (ii) an option to purchase shares of MoneyGram common stock. The exercise price of each MoneyGram stock option resulting from the conversion of these Viad stock options equaled the exercise price of the related Viad stock option times a fraction, the numerator of which was the closing price of a share of MoneyGram common stock on the first trading day after the Spin-Off and the denominator of which was that price plus the closing price of a share of Viad common stock on the first trading day after the Spin-Off (divided by four to reflect the post-spin Viad reverse stock split).

For options granted on January 21, 2009, the exercise price was set at $12.00, which amount was determined to be at least equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, and before November 7, 2011, the exercise price was set at $12.00 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(4)

For the restricted stock units granted November 17, 2011, and except as described below, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase of 10 percent, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and 50 percent of the restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met, but the Company achieves a threshold performance goal of an average annual adjusted EBITDA increase of 5 percent, the participant will be entitled to 50 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. In the event the Company achieves its maximum performance goal of an average annual adjusted EBITDA increase of 20 percent, the participant will be entitled to 200 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. A pro rata adjustment will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase of more than 5 percent and less than 20 percent. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. For each of the Named Executives, the total number of restricted stock units set forth in the table represent achievement at the threshold level.

(5)	The market value of shares or units of stock is calculated by multiplying the number of shares or units based upon achievement at the threshold level that have not vested by the closing price of our stock on the NYSE on December 31, 2011, which was $17.75 per share.

2011 OPTION EXERCISES AND STOCK VESTED TABLE

No stock options were exercised and no restricted stock unit awards vested for any Named Executives during 2011.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for not less than 1,000 hours per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however no discretionary contribution was granted for 2011. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Pension Plan

The pension plan is a noncontributory, qualified defined benefit plan for United States employees. Mr. O’Malley is the only Named Executive eligible for this plan, as the plan was frozen effective December 31, 2003. Through December 31, 2000, the pension plan was structured using a traditional defined benefit plan formula based primarily on the eligible employee’s credited length of service and covered compensation during certain years of the participant’s employment period, subject to limits set by federal regulations. From January 1, 2001 through December 31, 2003, benefits accrued under a cash accumulation account formula based upon a percentage of eligible pay plus interest. When the pension plan was frozen in 2003, all benefit accruals and participation under the pension plan were frozen and all participants in the pension plan who were actively employed as of the freeze date became fully vested in their accrued benefits and cash accumulation benefits. Cash accumulation accounts continue to be credited with interest credits until distributed. In addition to normal retirement benefits at age 65, participants who are age 55 and have 10 years of service are eligible for an early retirement benefit. The pension plan also provides for disability, death, termination and spousal benefits. The pension plan provides for the following forms of payment: single life annuity, 75 percent joint and survivor annuity, 50 percent joint and survivor annuity, 100 percent joint and survivor annuity, ten-year certain and life.

Supplemental Pension Plan

The supplemental pension plan provided pension benefits for selected employees in addition to the benefits provided by the pension plan. Accruals under the supplemental pension plan were frozen effective December 31, 2009. Prior to December 31, 2009, eligible participants accrued benefits using an enhanced pension formula without regard to compensation limits. The supplemental pension plan benefits accrued under a formula that takes into account both years of service and pay, including salary and payments under the annual cash incentive plan. Participants were fully vested after five years of service.

Mr. O’Malley is the only Named Executive who was eligible for the Supplemental Pension Plan. He accrued benefits that were a continuation of the benefits provided under the pension plan (discussed above) on a nonqualified basis, providing ongoing accruals of service and pay, including pay beyond qualified plan limitations under Section 401(a)(17) of the Code. Mr. O’Malley is not required to elect his form of payment until he initiates payment from the supplemental pension plan. The supplemental pension plan provides for early retirement, disability, death, termination and spousal benefits.

The Executive Compensation Trust was established to provide a source of funding for the expected liabilities under the supplemental pension plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

2011 PENSION BENEFITS TABLE

The following table summarizes the present value of the accumulated benefit of those Named Executives’ who are eligible for pension benefits as of December 31, 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Daniel J. O’Malley	Pension Plan	21.5	110,585	—
	Supplemental Pension Plan	21.5	526,544	—

(1)	The present value of the accumulated benefit is calculated in accordance with applicable accounting guidance. Refer to Note 10 – Pension and Other Benefits of the Notes to Consolidated Financial Statements in our 2011 Form 10-K for our policy and assumptions made in the valuation of this accumulated benefit.

Deferred Compensation Plan

The deferred compensation plan was established for executives and other selected employees who are limited as to the amount of deferrals allowed under our tax-qualified 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. Deferrals are no longer permitted under the deferred compensation plan. Prior to April 1, 2010, the deferred compensation plan allowed selected participants to defer the receipt of salary and incentive payments. Thus, the following compensation could have been deferred under the deferred compensation plan: (i) compensation (base salary and commissions); (ii) incentive pay (annual cash incentive plan); and (iii) supplemental profit sharing contributions. Accounts established under the deferred compensation plan earn interest. The rate used prior to April 1, 2010 was equal to the yield on the Merrill Lynch Taxable Bond Index — Long Term Medium Quality (A3) Industrial Bonds. Effective April 1, 2010, the deferred compensation plan was amended to reduce the interest rate to a short-term index rate. Participants are 100 percent vested in amounts in their accounts at all times. Upon termination of employment with MoneyGram, the participant’s account becomes immediately distributable in a lump sum or annual installments (not to exceed five years), according to the participants’ irrevocable election.

Effective April 1, 2010, no further deferrals were allowed under the deferred compensation plan. Effective February 16, 2011, the plan was amended to provide lump-sum distributions of small employer deferral, non-voluntary account balances within 90 days of the effective date, February 16,

2011, and to terminate the employee deferral component of the plan. Employee deferral accounts will be distributed to participants not earlier than one year from the effective date and no later than December 31, 2012.

Mr. O’Malley is the only Named Executive who participated in the deferred compensation plan. He was automatically enrolled in the supplemental profit sharing component of the plan in past years because his eligible compensation for purposes of determining qualified plan contributions exceeded Internal Revenue Service qualified plan limits. Mr. O’Malley’s account was entirely non-voluntary and met the small amount threshold; therefore, his account balance was distributed to him in a lump sum on May 6, 2011 in accordance with the February 2011 amendment.

The Executive Compensation Trust provides a source of funding for the expected liabilities under the deferred compensation plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

2011 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information on the nonqualified deferred compensation of the applicable Named Executives in 2011, including contributions by the Named Executive and by the Company and earnings on contributions credited during 2011.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Daniel J. O’Malley	—	—	8	8,505	—

(1)	Represents interest earned pursuant to the deferred compensation plan and reported in the Summary Compensation Table.

(2)	Represents account balance that was distributed to Mr. O’Malley on May 6, 2011.

Potential Payments Upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2011. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2011 and do not contemplate changes to existing plans or new plans adopted after December 31, 2011, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below provide an estimate of the payments that may be made to the Named Executives, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination.

The tables include only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

Severance Plan/Employment Agreements/Benefit Plans — Potential Payments and Benefits Upon

Termination due to a Change of Control

In addition to the severance plan, certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon termination due to a change of control of MoneyGram.

The following table sets forth the benefits each Named Executive would receive under our severance plan and awards granted pursuant to the 2005 Plan, upon a termination of employment due to a change of control of the Company as of December 31, 2011.

Benefit	Pamela H. Patsley	James E. Shields	Daniel J. O’Malley	Juan C. Agualimpia	W. Alexander Holmes
Severance payment(1)	$1,730,000	$385,000	$1,554,600	$255,500	$250,000
Bonus (annual cash incentive plan)(2)	951,500	269,500	337,500	153,000	150,000
Accelerated vesting of stock options(3)	1,021,535	5,940	6,934	5,940	5,940
Accelerated vesting of restricted stock units(4)	270,955	81,268	94,752	81,268	81,268
Welfare benefits(5)	15,911	—	21,215	—	—
Outplacement	—	—	25,000	—	—
Excise tax and gross-up(6)	—	—	670,480	—	—
Total	3,989,901	741,708	2,710,481	495,708	487,208

(1)	For a description of the calculation of the severance payment to Mr. O’Malley provided for under the severance plan, see “Part Four — Other Important Information — Compensation Discussion and Analysis —Severance Benefits” in this proxy statement. Ms. Patsley’s employment agreement and Messrs. Shields, Agualimpia and Holmes severance agreements do not provide for specific change of control severance benefits, but do provide for certain payments upon termination without cause, and in the case of Ms. Patsley, also if she terminates for good reason, as set forth in the table below. As such, depending on the circumstances, Ms. Patsley and Messrs. Shields, Agualimpia and Holmes may be entitled to severance payments if they are terminated in connection with a change of control of the Company.

(2)	Amount represents a pro rata 2011 annual cash incentive plan payment calculated on the basis of the target achievement of Company and unit performance goals through December 31, 2011, the assumed date of the termination of employment.

(3)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2011 on options that have vested or would vest upon a change of control.

(4)	Valuation is based on the realization of the vesting of the restricted stock units plus the spread between the closing market price of our common stock on December 31, 2011, and the grant date multiplied by the target number of restricted stock units.

(5)	Amount represents the value of continued welfare benefits during the applicable severance period: 18 months for Ms. Patsley under her employment agreement and 24 months for Mr. O’Malley under the severance plan (Tier II).

(6)	Amounts represent assumed tax gross-ups under the severance plan (Tier II) to make the Named Executives whole for any (a) welfare benefit payments and (b) federal excise taxes on change of control payments. Mr. O’Malley’s payments would trigger an excise tax.

Severance Agreements — Potential Payments and Benefits Upon Termination without Cause or Termination by Executive with Good Reason

If at any time on or after the first anniversary of the date the Named Executive first became an employee of the Company such Named Executive’s employment is terminated without Cause (other than by reason of death or disability), and in the case of Ms. Patsley, also if she terminates her employment for Good Reason, such Named Executive shall be entitled to receive the following payments, salary severance and bonus severance. The following table sets forth the benefits the Named Executives would receive under their respective severance agreement as of December 31, 2011.

Benefit	Pamela H. Patsley (4)	James E. Shields (5)	Daniel J. O’Malley	Juan Agualimpia (5)	W. Alexander Holmes (5)
Salary Severance(1)	$1,730,000	$385,000	$—	$255,500	$250,000
Bonus Severance(2)	951,500	269,500	337,500	153,000	150,000
Welfare Benefits(3)	15,911	—	21,215	—	—
Accelerated vesting of stock options	505,812	—	—	—	—
Total	$3,203,223	$654,500	$358,715	$408,500	$400,000

(1)	For a description of the calculation of the salary severance payment, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Severance Plans — Severance Agreements” in this proxy statement.

(2)	Amount represents a pro rata 2011 annual cash incentive plan payment at target level calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2011, the assumed date of the employment termination.

(3)	For Ms. Patsley, amount represents the value of continued welfare benefits for a maximum of 18 months. For Mr. O’Malley, amount represents the value of continued welfare benefits for a maximum of 24 months.

(4)	Ms. Patsley’s severance agreement is included in her employment agreement. Ms. Patsley’s severance benefits following a termination by the Company without cause or by Ms. Patsley for good reason are as follows: (i) salary severance equal to two times Ms. Patsley’s then current annual base salary if her termination is prior to August 31, 2012 or one and one-half times Ms. Patsley’s then current annual base salary if her termination is on or after August 31, 2012; (ii) bonus severance equal to an amount up to her annual target incentive opportunity; (iii) continuation of Ms. Patsley’s health and life insurance for 18 months; and (iv) vesting of time-based options for a period of 12 months following termination of employment and vesting for stock performance-based options through any stock performance-based vesting date that occurs during the 12-month period following termination. For a description of Ms. Patsley’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

(5)	Messrs. Shields, Agualimpia and Holmes have entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009, which provides severance if the Names Executive’s employment is terminated by the Company without cause. The severance agreements do not provide change of control severance benefits. The severance agreements provide for: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period. For a description of the severance agreement, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Severance Benefits.”

Potential Payments and Benefits upon Retirement, Death or Disability

The columns of the table represent payments that would be due to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service), death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. In any of these events, MoneyGram is not obligated to provide any cash severance. However, the Named Executives would be entitled to receive pro rata payments under certain incentive plans, acceleration of vesting for stock options and full ownership of restricted stock. The payments below assume that the termination event occurred as of December 31, 2011.

	Retirement	Death	Disability
Name	($)(1)(2)	($)(1)(2)	($)(1)(2)
Pamela H. Patsley(3)	951,500	3,253,223	3,203,223
James E. Shields	269,500	319,500	269,500
Daniel J. O’Malley	337,500	387,500	337,500
Juan C. Agualimpia	153,000	203,000	153,000
W. Alexander Holmes	150,100	200,100	150,100

(1)	Includes payments to be made under the annual cash incentive plan for the Named Executives as of December 31, 2011, as follows: Ms. Patsley — $951,500; Mr. Shields — $269,500; Mr. O’Malley — $337,500; Mr. Agualimpia — $153,000; and Mr. Holmes — $150,100.

(2)	For all Named Executives, includes life insurance payment of $50,000 upon death. All Named Executives, except Ms. Patsley, would also be entitled to a life insurance payment of $250,000 if death occurred while traveling on MoneyGram business pursuant to life insurance policies purchased by the Company. Ms. Patsley would be entitled to a life insurance payment of $865,000 if death occurred while traveling on MoneyGram business.

(3)	Ms. Patsley’s severance agreement is included in her employment agreement. Ms. Patsley’s severance benefits following a termination for death or disability are as follows: (i) salary severance equal to two times Ms. Patsley’s then current annual base salary if her termination is prior to August 31, 2012 or one and one-half times Ms. Patsley’s then current annual base salary if her termination is on or after August 31, 2012; (ii) bonus severance equal to an amount up to her annual target incentive opportunity; (iii) continuation of Ms. Patsley’s health and life insurance for 18 months; and (iv) vesting of time-based options for a period of 12 months following termination of employment and vesting for stock performance-based options through any stock performance-based vesting date that occurs during the 12-month period following termination. For a description of Ms. Patsley’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2011 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2011 under the 2005 Plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad prior to the Spin-Off. No further awards can be made pursuant to the 2004 incentive plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,702,761(1)	$23.11	1,312,624(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	5,702,761(1)	$23.11	1,312,624(2)

(1)	Column (a) includes restricted stock units, but does not include any restricted stock awards that have been issued under the 2005 Plan or the 2004 incentive plan or any stock units granted under any deferred compensation plan that are payable in shares of common stock issued under the 2005 Plan. As of December 31, 2011, no shares of restricted stock were outstanding under the 2005 Plan or the 2004 incentive plan.
(2)	Securities remaining available for future issuance under equity compensation plans may be issued in any combination of securities, including options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock and other stock-based awards.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or Goldman Sachs. THL and Goldman Sachs are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Hagerty, Jaeckel, Lawry and Rao, who are Managing Directors of Thomas H.

Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Hagerty, Jaeckel, Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold 495,000 shares of B Stock to THL and 265,000 shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760 million.

The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

The Investors were provided with certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement also provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Hagerty, Jaeckel, Lawry and Rao to serve as its Board Representatives. Effective May 2011, the Goldman Sachs Investors no longer have the right to designate a director to the Company’s Board of Directors. For additional information, see “Part Two — Board of Directors and Governance — Board Representation” in this proxy statement.

The Series B Stock provided for payment of a cash dividend of 10 percent, or, at the Company’s option, the Company could accrue dividends at a rate of 12.5 percent in lieu of paying a cash dividend. Dividends could be accrued for up to five years from the date of the 2008 Recapitalization. Prior to the 2011 Recapitalization, the Company accrued all dividends on the preferred stock. In connection with the 2011 Recapitalization, the Series B Stock was converted into common stock and D Stock as applicable, and no more dividends were payable with respect to the Series B Stock. In 2011, the Company accrued approximately $20.0 million in dividends on the B Stock and approximately $11.0 million in dividends on the B-1 Stock, which amounts were converted into shares of common stock and D Stock, as applicable, in connection with the 2011 Recapitalization. In addition, the Company paid cash dividends of $13.2 million to THL as holders of the B Stock and $7.3 million to Goldman Sachs as holders of the B-1 Stock in connection with the 2011 Recapitalization.

Equity Registration Rights Agreement/Secondary Offering

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities, which include the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates. On May 18, 2011, in connection with the 2011 Recapitalization discussed above, the Company and the Investors entered into an amendment to the Equity Registration Rights Agreement. Under the terms of the Equity Registration Rights Agreement, we are required, after a specified holding period, to use our reasonable best efforts to promptly file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep such shelf registration statement continuously effective under the Securities Act of 1933, as amended, or the Securities Act, until the earlier of (1) the date as of which all of the

Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

On December 14, 2010, we filed a shelf registration statement on Form S-3 with the SEC that would permit the offer and sale of the Registrable Securities, as required by the terms of the Equity Registration Rights Agreement. The registration statement also permits the Company to offer and sell up to $500 million of its common stock, preferred stock, debt securities or any combination of these, from time to time, subject to market conditions and the Company’s capital needs. The registration statement was declared effective by the SEC on July 7, 2011. On November 23, 2011, we completed a secondary underwritten public offering pursuant to which THL sold an aggregate of 1,714,646 shares of common stock and Goldman Sachs sold an aggregate of 7,535,354 shares of common stock at a price of $16.25 per share for an aggregate price of approximately $27.9 million and $122.4 million, respectively. On December 22, 2011, pursuant to the underwriter’s over-allotment option, THL sold an additional 493,762 shares of common stock and Goldman Sachs sold an additional 493,762 shares of common stock at a price of $16.25 per share, for an aggregate price of approximately $8.0 million and $8.0 million, respectively.

Note Purchase Agreement and Indenture

In connection with the completion of the 2008 Recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc., or Worldwide, entered into a second amended and restated note purchase agreement, referred to herein as the Second Amended Note Purchase Agreement, dated as of March 17, 2008, with affiliates of Goldman Sachs, referred to herein as the Initial Purchasers, and THL Credit Partners L.P., a Delaware limited partnership, or THL CP. Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25 percent senior secured second lien notes due 2018, or the Notes, pursuant to an indenture, by and among MoneyGram, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent. On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the Notes from the Initial Purchasers.

The interest rate on the Notes is 13.25 percent per year unless interest is capitalized, in which case the interest rate increases to 15.25 percent. Prior to March 25, 2011, the Company had the option to capitalize interest of 14.75 percent, but was required to pay in cash 0.50 percent of the interest payable. Through that date, the Company paid all interest under the Notes as currently due. In 2011, the Company paid an aggregate of $63.8 million in interest under the Notes. The Notes contain covenants that, among other things, limit the Company’s ability to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets or subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions and enter into transactions with affiliates. The covenants also substantially restrict the Company’s ability to incur additional debt, create or incur liens and invest assets that are subject to restrictions for the payment of payment service obligations. The Company is also required to maintain at least a 1:1 ratio of certain assets to outstanding payment service obligations.

The Company can redeem the Notes after five years at specified premiums. Prior to the fifth anniversary, the Company may redeem some or all of the Notes at a price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest, if any, plus a premium equal to the greater of one percent or an amount calculated by discounting the sum of (a) the redemption payment that would be due upon the fifth anniversary plus (b) all required interest payments due through such fifth anniversary using the treasury rate plus 50 basis points. Upon a change of control, the Company is required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount plus accrued and unpaid interest. The Company is also required to make an offer to repurchase the Notes with proceeds of certain asset sales that have not been reinvested in accordance with the terms of the Second Amended Note Purchase Agreement or have not been used to repay certain debt. In November 2011, the Company entered into amendments to the indenture governing the Notes to more closely align the covenants to those contained in its credit facility and to allow the Company to redeem the Notes where certain conditions are met in the context of a secondary offering. On November 23, 2011 the Company made a partial redemption of the Notes in a principal amount of $175.0 million pursuant to the amended indenture terms. The partial redemption was made at a price of 113.25% of the aggregate principal amount of the Notes so redeemed, plus accrued and unpaid interest thereon. Since January 1, 2011, the largest aggregate amount of principal outstanding was $500.0 million, and the total amount outstanding as of February  28, 2012 was $325.0 million.

Notes Registration Rights Agreement

In connection with the issuance of the Notes, MoneyGram, Worldwide, the other guarantors party thereto and the Initial Purchasers entered into a registration rights agreement, referred to herein as the Notes Registration Rights Agreement, pursuant to which we and the other guarantors party thereto have agreed, upon the occurrence of certain events, to file a registration statement under the Securities Act to register the resale of the Notes by certain holders thereof.

2011 Recapitalization

On March 7, 2011, MoneyGram entered into the Recapitalization Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,504 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. On May 4, 2011, the Company entered into an amendment to the Recapitalization Agreement with the Investors to (i) modify the stockholder vote required for approval of the 2011 Recapitalization to be the affirmative vote of a majority of the outstanding shares of our common stock (not including shares held by THL or Goldman Sachs or by any of our executive officers or directors) rather than the majority of such shares present in person or by proxy at the special meeting held to consider and approve, among other things, the Recapitalization Agreement and (ii) provide that the closing condition with respect to the receipt of the requisite stockholder approvals may not be waived or amended by us or any Investor. On May 18, 2011, the shareholders approved, and MoneyGram effected, the 2011 Recapitalization.

Concurrently with entering into the Recapitalization Agreement, the Company and Worldwide entered into a consent agreement with certain affiliates of Goldman Sachs who are the holders of the Notes, or the GS Note Holders, pursuant to which, in exchange for a payment of $5,000,000, the GS Note Holders agreed to enter into a supplemental indenture to the indenture governing the Notes that, among other things, amended the indenture in order to permit the 2011 Recapitalization and the cash payments under the Recapitalization Agreement. On April 19, 2011, Worldwide, the guarantors party to the indenture governing the Notes and the trustee entered into the supplemental indenture. In addition, on April 15, 2011, the syndication process was completed for a new $540 million senior secured credit facility, or the New Credit Facility, consisting of a $150 million, five-year revolving credit facility and a $390 million, six-year term loan. Upon closing, the net proceeds from the term loan under the New Credit Facility were used to consummate the 2011 Recapitalization and to refinance the 2008 senior facility. In November 2011, the Company entered into an amendment in connection with the New Credit Facility for a $150 million incremental term loan, the proceeds of which were used in connection with the partial redemption of the Notes discussed above.

Ceridian Corporation

Messrs. Hagerty, Jaeckel and Rao serve on the board of directors of Ceridian Corporation, which provides payroll processing services to the Company. In addition, each of Messrs. Hagerty, Jaeckel and Rao are Managing Directors of Thomas H. Lee Partners, L.P. During 2011, we paid Ceridian Corporation approximately $200,000 for payroll processing services provided to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation.

West Interactive Corporation

In July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation, or West Interactive, a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of Thomas H. Lee Partners, L.P. own more than 50% of West Corporation’s outstanding equity interests and have three representatives on West Corporation’s board of directors. The approximate amount the Company expects to pay West Interactive in connection with this transaction over the five-year term is $16.6 million. No amounts were paid to West Interactive in 2011.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2013 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before November 8, 2012. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2013 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 18, 2012, and no later than January 17, 2013.

2011 FORM 10-K

Our 2011 Form 10-K, including financial statements for the year ended December 31, 2011, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2011 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Timothy C. Everett

Executive Vice President, General Counsel and

Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Telephone (214) 999-7552

Dated: March 12, 2012

MONEYGRAM INTERNATIONAL, INC. 2828 NORTH HARWOOD STREET 15th FLOOR

DALLAS, TX 75201

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

01 J. Coley Clark

02 Victor W. Dahir

03 Antonio O. Garza

04 Thomas M. Hagerty

05 Scott L. Jaeckel

06 Seth W. Lawry

07 Ann Mather

08 Pamela H. Patsley

09 Ganesh B. Rao

10 W. Bruce Turner

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal:

2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000129722_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

MONEYGRAM INTERNATIONAL, INC. Annual Meeting of Stockholders Tuesday, April 17, 2012 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Pamela H. Patsley and Timothy C. Everett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., Central Time, on April 17, 2012 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas 75201 and any adjournment or postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 12, 2012 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000129722_2 R1.0.0.11699